Capital Group fixed Income ETF trust

AMENDED AND RESTATED

INVESTMENT ADVISORY AND SERVICE AGREEMENT

THIS AMENDED AND RESTATED investment advisory and service AGREEMENT, dated and effective as of the 16th day of September, 2022, is made and entered into by and between Capital Group fixed Income ETF trust, a Delaware statutory trust (the “Trust”), on behalf of the funds listed on Exhibit A hereto (each a “Fund” and collectively the “Funds”) and CAPITAL RESEARCH AND MANAGEMENT COMPANY, a Delaware corporation (the “Investment Adviser”).

W I T N E S S E T H

The Trust is an open-end diversified investment company of the management type, registered under the Investment Company Act of 1940, as amended (the “1940 Act”). The Investment Adviser is registered under the Investment Advisers Act of 1940, as amended, and is engaged in the business of providing investment advisory and related services to the Funds and to other investment companies.

NOW, THEREFORE, in consideration of the premises and the mutual undertaking of the parties, it is covenanted and agreed as follows:

1.       The Trust hereby employs the Investment Adviser to provide investment advisory, fund administration and other administrative services to the Funds. The Investment Adviser hereby accepts such employment and agrees to render the services to the extent herein set forth, for the compensation herein provided. The Investment Adviser shall, for all purposes herein, be deemed an independent contractor and not an agent of the Trust or any Fund.

2. (a) The Investment Adviser shall provide general management services to the Funds, including overall supervisory responsibility for the general management and investment of the Funds’ assets, giving due consideration to the policies of the Trust as expressed in the Trust’s agreement and declaration of trust and by-laws and the Trust’s registration statement under the 1940 Act and registration statement under the Securities Act of 1933, as amended (the “1933 Act”), including the prospectus and statement of additional information applicable to each Fund, as well as to the factors affecting each Fund’s status as a regulated investment company under the Internal Revenue Code of 1986, as amended (such services, collectively, the “advisory services”).

(b)       The Investment Adviser shall provide (or shall cause to be provided) administrative services to the Funds, including assisting financial advisers and other intermediaries in their provision of services to shareholders of the Funds (such services, collectively, the “administrative services,” and, together with the advisory services, the “management services”). Such administrative services shall include, but not be limited to, responding to a variety of inquiries such as Fund investment policies. In addition, the Investment Adviser shall provide such intermediaries with in-depth information on current market developments and economic trends/forecasts and their effects on the Funds and detailed fund analytics, and such other matters as may reasonably be requested by financial advisers or other intermediaries to assist them in their provision of services to shareholders of the Funds.

(c)       The Investment Adviser may delegate its investment management responsibilities to one or more Funds under paragraph 2(a), or a portion thereof, to one or more entities that are direct or indirect subsidiaries of the Investment Adviser or at least majority owned subsidiaries of The Capital Group Companies, Inc. and registered as investment advisers under the Investment Advisers Act of 1940 (each a “Subsidiary”), pursuant to an agreement between the Investment Adviser and the Subsidiary (the “Subsidiary Agreement”). The Subsidiary Agreement with any Subsidiary to which the Investment Adviser proposes to delegate its investment management responsibilities must be approved by the Trust’s Board of Trustees, including a majority of the Trustees who are not parties to this Agreement or interested persons of any such party within the meaning of the 1940 Act (“Independent Trustees”). Any delegation of duties pursuant to this paragraph shall comply with all applicable provisions of Section 15 of the 1940 Act, except to the extent permitted by any exemptive order of the U.S. Securities and Exchange Commission (“SEC”) or similar relief.

(d)       The Investment Adviser will, with respect to each Fund and subject to the review and approval of the Board of Trustees of the Trust: (i) set the Fund’s overall investment strategies; (ii) except to the extent delegated to one or more Subsidiaries, have full investment discretion for the Fund and make all determinations with respect to the investment of the Fund’s assets, the purchase and sale of portfolio securities with those assets, and any steps that may be necessary to implement any investment decisions; (iii) evaluate, select and recommend Subsidiaries to manage all or a part of the Fund’s assets; (iv) when appropriate, allocate and reallocate the Fund’s assets among multiple Subsidiaries; (v) monitor and evaluate the performance of Subsidiaries; and (vi) implement procedures reasonably designed to ensure that the Subsidiaries comply with the Fund’s investment objective, policies and restrictions. The Investment Adviser shall be solely responsible for paying the fees of any Subsidiary.

(e)       Any Subsidiary Agreement may provide that the Subsidiary, subject to the control and supervision of the Trust’s Board of Trustees and the

Investment Adviser, shall have full investment discretion for each applicable Fund and shall make all determinations with respect to (i) the investment of the Fund’s assets assigned to the Subsidiary; (ii) the purchase and sale of portfolio securities with those assets, and (iii) any steps that may be necessary to implement an investment decision. The Investment Adviser shall periodically evaluate the continued advisability of retaining any Subsidiary and shall make recommendations to the Trust’s Board of Trustees, as needed.

(f)       The Investment Adviser shall furnish the services of persons to perform the executive, administrative, clerical, and bookkeeping functions of the Funds, including the daily determination of net asset value per share. The Investment Adviser shall pay the compensation and travel expenses of all such persons, and they shall serve without any additional compensation from the Funds. The Investment Adviser shall also, at its expense, provide the Funds with necessary office space (which may be in the offices of the Investment Adviser); all necessary office equipment and utilities; and general purpose forms, supplies, and postage used at the offices of the Funds. The Investment Adviser may delegate the provision of any such services to a third party approved by the Trust’s Board of Trustees.

(g)       The Investment Adviser shall maintain (and shall cause each Subsidiary to maintain) all books and records with respect to the Funds’ investment management activities that are required to be maintained pursuant to the 1940 Act and the rules thereunder, as well as any other applicable legal requirements. The Investment Adviser may delegate its responsibilities under this paragraph to a third party approved by the Trust’s Board of Trustees. The Investment Adviser acknowledges and agrees that all such records are the property of the Funds, and it shall maintain and preserve such records in accordance with applicable law and provide such records promptly to the Funds upon request.

(h)       The Investment Adviser shall prepare and submit to the Funds all data on the performance of its duties as investment adviser for required filings with governmental agencies or for the preparation of reports to the Board of Trustees or the shareholders of the Funds and shall cause each Subsidiary to do so.

(i)       The Investment Adviser shall furnish from time to time such other appropriate information as may be reasonably requested by the Funds.

3. (a) The Investment Adviser shall pay all ordinary operating expenses of the Funds other than (i) any interest expenses and other charges in connection with borrowing money, including line of credit and other loan commitment fees; (ii) taxes of any kind or nature (including, but not limited to, income, excise, transfer and withholding taxes); (iii) all brokerage expenses and commissions (including dealer markups and spreads) and all other fees, charges or expenses incurred in connection with the execution of portfolio transactions or in connection with creation and redemption transactions; (iv) acquired fund fees and expenses; (v) expenses incident to meetings of the Funds’ shareholders and the associated preparation, filing and mailing of associated notices and proxy statements; (vi) legal fees or expenses in connection with any arbitration, litigation or pending or threatened arbitration or litigation, including any settlements in connection therewith; (vii) any services and distribution expenses pursuant to a plan adopted in accordance with Rule 12b-1 under the 1940 Act; (viii) any fees and expenses related to the provision of securities lending services, including any securities lending agent fees; (ix) other non-routine or extraordinary expenses; and (x) the compensation for management services payable to the Investment Adviser hereunder.

(b) The payment or assumption by the Investment Adviser of any expense of the Funds that the Investment Adviser is not required by this Agreement to pay or assume shall not obligate the Investment Adviser to pay or assume the same or any similar expense of the Funds on any subsequent occasion.

4. (a) Each Fund shall pay to the Investment Adviser on or before the tenth (10th) day of each month, as compensation for the management services rendered by the Investment Adviser during the preceding month, a fee on such Fund’s net assets calculated at the annual rate set forth in Exhibit A next to such Fund’s name.

(b)       Such fee shall be accrued daily, and the daily rate shall be computed based on the actual number of days per year. For the purposes hereof, the net assets of a Fund shall be determined in the manner set forth in the agreement and declaration of trust and registration statement of the Trust. The management fee with respect to a Fund shall be payable for the period commencing on the date on which operations of the Fund begin and ending on the date of termination of this Agreement with respect to the Fund and shall be prorated for any fraction of a month at the beginning or the termination of such period.

5.       This Agreement may be terminated at any time with respect to any Fund, without payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority (within the meaning of the 1940 Act) of the outstanding voting securities of the Fund, on sixty (60) days’ written notice to the Investment Adviser, or by the Investment Adviser on like notice to the Trust. Any Fund for which this Agreement has been terminated in accordance with this provision shall be removed from Exhibit A. This Agreement shall become effective with respect to a Fund on the date set forth next to such Fund’s name on Exhibit A and shall continue in effect with respect to the Fund until July 31, 2023, unless sooner terminated in accordance with this provision It may thereafter be renewed from year to year, provided that such continuance is specifically approved at least annually by the Board of Trustees of the Trust, or by vote of a majority (within the meaning of the 1940 Act) of the outstanding voting securities of the Fund. In either event, any such renewal must be approved by a majority of the Independent Trustees at a meeting called for the purpose of voting on such approval. This Agreement shall be approved, amended, continued or renewed in accordance with requirements of the 1940 Act and rules, orders and guidance adopted or issued by the U.S. Securities and Exchange Commission.

6.       This Agreement shall not be assignable by either party hereto, and in the event of assignment (within the meaning of the 1940 Act) by the Investment Adviser shall automatically be terminated forthwith.

7.       Nothing contained in this Agreement shall be construed to prohibit the Investment Adviser from performing investment advisory, management, administrative, or distribution services for other investment companies and other persons or companies, nor to prohibit affiliates of the Investment Adviser from engaging in such businesses or in other related or unrelated businesses.

8.       The Investment Adviser shall not be liable to the Trust, the Funds or their respective shareholders for any error of judgment, for any mistake of law, for any loss arising out of any investment or for any act, or omission not involving willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations and duties hereunder.

9.       The obligations of the Trust and the Funds under this Agreement are not binding upon any of the trustees, officers, employees, agents or shareholders of the Trust and the Funds individually, but bind only the Trust’s estate with respect to the applicable Fund. The Investment Adviser agrees to look solely to the assets of the applicable Funds for the satisfaction of any liability in respect of the Funds under this Agreement and will not seek recourse against such trustees, officers, employees, agents or shareholders, or any of them, or any of their personal assets for such satisfaction.

10.       The Trust acknowledges and agrees that the names “Capital Group,” “Capital” and “American Funds,” any derivatives thereof and any logos associated therewith, and any ticker symbols associated with the Trust (collectively, the “Intellectual Property”) are the valuable property of the Investment Adviser and its affiliates, and that the Trust and the Funds shall have the right to use such Intellectual Property only so long as this Agreement shall continue in effect. Upon termination of this Agreement, the Trust and the Funds shall forthwith cease all use of such Intellectual Property.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers thereunto duly authorized, as of September 16, 2022.

CAPITAL RESEARCH AND MANAGEMENT COMPANY	Capital Group FIXED INCOME ETF TRUST

By /s/ Robert W. Lovelace	By /s/ Jennifer L. Butler
Robert W. Lovelace	Jennifer L. Butler
Chief Executive Officer	Secretary

Exhibit A

to the

Capital Group Fixed Income ETF Trust

Amended and Restated Investment Advisory and Service Agreement

Fund	Management Fees	Effective Date
Capital Group Core Plus Income ETF	0.34%	9/16/22
Capital Group Municipal Income ETF	0.27%	9/16/22
Capital Group U.S. Multi-Sector Income ETF	0.39%	9/16/22
Capital Group Short Duration Income ETF	0.25%	9/16/22